ZALICUS

ZALICUS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2012

CAMBRIDGE, Mass. – November 8, 2012 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today reported financial results for the third quarter ended September 30, 2012.

“We are focusing our resources and efforts on advancing the clinical development of our ion channel programs including Z160, our first-in-class, oral N-type calcium channel blocker for the treatment of chronic neuropathic pain and Z944, a novel oral T-type calcium channel blocker,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “During the third quarter we advanced Z160 into a Phase 2a clinical trial for chronic back pain and remain on track to initiate a second Phase 2a clinical trial with Z160 in postherpetic neuralgia in the fourth quarter of this year.”

Third Quarter 2012 and Recent Accomplishments:

Pipeline Progress:

·	Advanced Z160, a first-in-class, oral, state dependent, selective N-type calcium channel (Cav 2.2) blocker into the first of two planned Phase 2a clinical trials for neuropathic pain. Patient enrollment in the first of these Phase 2a studies, in lumbosacral radiculopathy (LSR), a form of chronic lower back pain, began in the third quarter of 2012. The second Phase 2a clinical trial with Z160, in postherpetic neuralgia, is expected to begin enrolling patients in the fourth quarter of 2012.

·	Initiated a Phase 1 multiple ascending dose (MAD) clinical study with Z944, its novel, oral, T-type calcium channel blocker which has demonstrated efficacy in a number of preclinical inflammatory pain models and other disease models. The initiation of this MAD study follows the successfully completed Phase 1 single ascending dose study in which Z944 was determined to be generally well- tolerated and a maximum tolerated dose was achieved. T-type calcium channels have been recognized as key targets for therapeutic intervention in a broad range of cell functions and have been implicated in pain signaling. Assuming Z944 successfully completes the MAD study, Z944 could enter Phase 2 clinical development in the first quarter of 2013.

Third Quarter 2012 Financial Results (Unaudited):

As of September 30, 2012, we had cash, cash equivalents, restricted cash and short-term investments of approximately $45.0 million compared to $44.1 million on June 30, 2012. For the quarter ended September 30, 2012, revenue was $3.5 million, compared to $2.4 million for the quarter ended September 30, 2011. The increase in revenue from the 2011 to the 2012 period was primarily due to increased Exalgo royalties from Covidien and increased collaborative revenue from Novartis. Zalicus recognized $1.4 million in royalty revenue from Covidien based on Exalgo sales for the quarter ended September 30, 2012. This represents an 11% increase in revenue from Exalgo compared to the quarter ended June 30, 2012.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

For the quarter ended September 30, 2012, net loss was $12.2 million, or $0.10 per share, compared to a net loss of $9.3 million, or $0.09 per share, in the quarter ended September 30, 2011. Research and development expenses were $12.1 million in the quarter ended September 30, 2012, compared to $8.9 million in the quarter ended September 30, 2011. The increase in R&D expense from the 2011 period to the 2012 period was primarily due to increased development expenses related to Z160, Synavive and Z944. Zalicus terminated all development activities related to Synavive in the quarter ended September 30, 2012 and as a result, we expect research and development expenses to decrease for the quarter ending December 31, 2012 and for the year ending December 31, 2013.

General and administrative expenses were $2.2 million in the quarter ended September 30, 2012, compared to $2.6 million for the quarter ended September 30, 2011. We expect general and administrative expenses for the quarter ending December 31, 2012 to be consistent with such expenses during the quarter ended September 30, 2012.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical development, the Zalicus selective Ion channel modulation technology and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

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Contacts:
Justin Renz, CFO, Zalicus Inc.	Gina Nugent
617-301-7575	617-460-3579
JRenz@zalicus.com	gnugent@zalicus.com
(c) 2012 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2012	2011	2012	2011

Revenue:
Collaborations and other	$3,381	$2,300	$8,423	$5,042
Government contracts and grants	137	128	339	505

Total revenue	3,518	2,428	8,762	5,547

Operating expenses:
Research and development	12,050	8,871	32,493	25,678
General and administrative	2,201	2,563	7,172	8,030
Amortization of intangible	974	1,285	2,920	3,855
Restructuring	(17)	—	1,112	—

Total operating expenses	15,208	12,719	43,697	37,563

Loss from operations	(11,690)	(10,291)	(34,935)	(32,016)
Interest income	35	33	120	100
Interest expense	(532)	(358)	(1,686)	(579)
Other income	13	148	20	2

Net loss before benefit for income taxes	(12,174)	(10,468)	(36,481)	(32,493)
Income tax benefit	—	1,217	441	1,217

Net loss	$(12,174)	$(9,251)	$(36,040)	$(31,276)

Net loss per share—basic and diluted	$(0.10)	$(0.09)	$(0.32)	$(0.32)

Weighted average number of common
shares used in net loss per share
calculation—basic and diluted	124,562,900	99,214,522	114,069,137	96,712,208

Comprehensive loss	$(12,171)	$(9,286)	$(36,022)	$(31,286)

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$8,971	$2,750
Restricted cash	—	50
Short-term investments	34,265	45,124
Accounts receivable	3,098	1,886
Prepaid expenses and other current assets	1,039	1,397

Total current assets	47,373	51,207
Property and equipment, net	3,869	5,258
Intangible asset, net	18,627	21,546
Restricted cash and other assets	1,816	1,872

Total assets	$71,685	$79,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,191	$1,743
Accrued expenses and other current liabilities	6,090	6,133
Accrued restructuring	189	—
Deferred revenue	4,928	3,349
Current portion of term loan payable	6,137	4,035
Current portion of lease incentive obligation	284	284

Total current liabilities	19,819	15,544
Term loan payable, net of current portion	10,426	15,099
Deferred revenue, net of current portion	1,035	3,000
Deferred rent, net of current portion	494	605
Lease incentive obligation, net of current portion	945	1,159
Other long-term liabilities	28	563
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no
shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized;
126,932 and 99,239 shares issued and outstanding at
September 30, 2012 and December 31, 2011, respectively	127	99
Additional paid-in capital	371,537	340,518
Accumulated other comprehensive income (loss)	10	(8)
Accumulated deficit	(332,736)	(296,696)

Stockholders’ equity	38,938	43,913

Total liabilities and stockholders’ equity	$71,685	$79,883

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com